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AMERICAS

US Legal Services

J. Neil McMurdie
Senior Counsel
(860) 580-2824

Fax: (860) 580-4844

neil.mcmurdie@us.ing.com

October 6, 2010

BY EDGARLINK

U.S. Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Re:       Security Life of Denver Insurance Company

             Security Life Separate Account L1

             Pre-Effective Amendment No. 1 to Registration Statement on Form N-6

             Prospectus Title: ING VUL-DB

             File Nos.: 333-168047 and 811-08292

Ladies and Gentlemen:

Security Life of Denver Insurance Company and its Security Life Separate Account L1, as Registrant, and ING America Equities, Inc., as Principal Underwriter, hereby request that the above-referenced registration statement be accelerated so as to become effective on October 8, 2010, or as soon thereafter as is practicable, in accordance with Rule 461(a) of the Securities Act of 1933.

If you have any questions, please call the undersigned at 860-580-2824.

Sincerely,

/s/ J. Neil McMurdie

J. Neil McMurdie

Windsor Site One Orange Way, C1S Windsor, CT 06095	ING North America Insurance Corporation